Exhibit 10.17

SEVERANCE AGREEMENT

This Agreement is entered into as of the 27th day of March, 2007 by and between Amedica Corporation, a Delaware corporation (the “Company”) and Kenneth W. Ludwig (the “Executive”).

WHEREAS, the Executive is Vice President Marketing of the Company;

WHEREAS, the Company recognizes that the Executive’s service to the Company is very important to the future success of the Company;

WHEREAS, the Executive desires to enter into this Agreement to provide the Executive with certain financial protection in the event that his employment terminates under certain conditions following a change in control of the Company; and

WHEREAS the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” means: (i) the Executive’s commission of a felony (other than through vicarious liability or through a motor vehicle offense); (ii) the Executive’s material disloyalty or dishonesty to the Company; (iii) the commission by the Executive of an act of fraud, embezzlement or misappropriation of funds; (iv) a material breach by the Executive of any material provision of this Agreement or any other agreement to which the Executive and the Company are party, which breach is not cured within thirty (30) days after delivery to the Executive by the Company of written notice of such breach; or (v) the Executive’s refusal to carry out a lawful written directive from the Board. Any determination of Cause will be made by a majority of the Board voting on such determination.

(b) Change in Control. For purposes of this Agreement, a “Change in Control” shall mean: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions of which the Board does not approve; (ii) a merger or consolidation of the Company, whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. For purposes of this Agreement, “Change in Control” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of Treasury Notice 2005-1, and any successor statute, regulation and guidance thereto.

(c) Disability. For purposes of this Agreement, “Disability” means the inability of the Executive to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least sixty (60) consecutive days or an aggregate of one hundred twenty (120) days during any twelve-month period. Whether the Executive has a Disability will be determined by a majority of the Board based on evidence provided by one or more physicians selected by the Board and approved by Executive, which approval shall not be unreasonably withheld.

(d) Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent: (i) a change in the principal location at which, the Executive performs his duties for the Company to a new location that is at least fifty (50) miles from the prior location; or (ii) a material change in the Executive’s authority, functions, duties or responsibilities as Vice President Marketing of the Company, which would cause his position with the Company to become of less responsibility, importance or scope than his position on the date of this Agreement or as of any subsequent date prior to the Change in Control, provided, however, that such material change is not in connection, with the termination of the Executive’s employment by the Company for any reason.

2. Severance Compensation.

(a) In the event that, within a period of one (1) year following the consummation of a Change in Control, the Executive’s employment with the Company is terminated by the Company other than for Cause (but not including termination due to the Executive’s death or Disability), or by the Executive for Good Reason, then, within ten (10) days of the applicable termination date, the Executive shall be entitled to, in addition to any amounts due to the Executive for services rendered prior to the termination date: (i) a lump sum payment from the Company of an amount equal to two (2) times the Executive’s highest Annual Salary with the Company during the preceding three-year period, including the year of such termination; and (ii) all outstanding options, restricted stock and other similar rights held by the Executive shall become one hundred percent (100%) vested (collectively, the “Severance Compensation”). For purposes of this Agreement, “Annual Salary” shall mean the Executive’s annual base salary and bonus payments (measured on the Company’s 12-month fiscal year period), excluding reimbursements and amounts attributable to stock options and other non-cash compensation. Notwithstanding the foregoing, in the event that the Executive is deemed to be a “key employee” under Code Section 416 and the Company’s common stock is publicly traded on an established securities market or otherwise, then any payment under subsection (i) above to which the Executive may become entitled will be postponed until six (6) months following the date his employment with the Company is terminated so as to avoid any adverse tax consequences for either party with respect to Code Section 409A, or any successor statute, regulation and guidance thereto.

(b) If it is determined that the amounts payable to the Executive under this Agreement, when considered together with any other amounts payable to the Executive in connection with a Change in Control, cause such payments to be treated as excess parachute payments within the meaning of Code Section 280G, then the Company will make an additional “gross up” payment to the Executive in order to pay for any additional tax imposed on the Executive pursuant to Code Section 4999.

3. No Duplication of Compensation. The Severance Compensation shall replace, and be provided in lieu of, any severance compensation that may be provided to the Executive under any other agreement, provided, however, that this prohibition against duplication shall not be construed to otherwise limit the Executive’s rights as to payments or benefits provided under any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), deferred compensation, stock, stock option or similar plan sponsored by the Company.

4. Enforceability. If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable. No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement.

5. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:

Amedica Corporation

615 Arapeen Drive, Suite 302

Salt lake City, UT 84108

Facsimile: (801)583-8635

Attn: Board of Directors

With a copy to:

Jonathan L, Kravetz, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Facsimile: (617)542-2241

If to the Executive:

To the Executive’s last-known home address and/or facsimile number as set forth in the Company’s personnel records

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

6. Entire Agreement. This Agreement, together with the other agreements referenced herein, embodies the entire agreement and understanding between the parties hereto with, respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

7. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Company and the Executive. The Company and the Executive agree that they will jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided that no such amendment shall increase the total financial obligation of the Company under this Agreement.

8. Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

9. Binding Effect; Assignment. The Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of the Executive upon the Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of the Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to the Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of the Executive’s right to compensation or other benefits will be null and void.

10. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Utah, without giving effect to the conflict of law principles thereof.

11. Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Utah or of the United States of America for the District of Utah. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 5 hereof.

12. No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

13. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under the Agreement the full amount of any applicable withholding taxes.

14. Tax Consequences. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

15. Acknowledgement. The Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of the Agreement, and is knowingly and voluntarily entering into the Agreement.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

AMEDICA CORPORATION

By:	/s/ Ashok C. Khandkar
Name:	Ashok C. Khandkar
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Kenneth Ludwig
Kenneth Ludwig